Inuvo, Inc.
First Quarter 2016 Conference Call
April 27, 2016

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2016 First Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald (Investor Relations) Comments:

Thank you Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo first quarter 2016 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on an outstanding Quarter and turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Alan, and thanks everyone for joining us.

We had another terrific quarter, growing revenue 40% year-over-year to $18.7 million. The companies’ average year-over-year growth rate over the past 5-quarters has now been a very healthy 42%.

We are also pleased to have delivered yet another profitable quarter with GAAP income of $374 thousand dollars or 2-cents a share and NON-GAAP income of $710 thousand dollars or 3-cents a share. Non GAAP income last year was 1-cent a share. Wally will explain this new NON-GAAP measure during his presentation.

With positive earnings again this quarter, we’ve now been income positive for 9 straight quarters with an average GAAP Net Income over that period of $535,000 dollars and an average NON-GAAP income of $706,000 dollars. Our financial objective remains to grow as quickly as possible while maintaining positive income and investing back into the business to fuel growth and product development for the future.

Our balance sheet has continued to improve and we ended the quarter with $4.4 million of cash and of course we’ve been debt free now since the third quarter of 2015.

We typically experience a run-rate revenue decline in Q1. This is often the result of lower demand for ad-placements following the holiday season and is common across our industry.

The typical trajectory associated with this seasonality begins in January, carries on through February, flattens in March and then rises in April. Historically, going back as far as 2011, we have seen month-over-month declines during this period of between 5% and 25%.

This year, these seasonal changes in demand shifted to late in the quarter. We started seeing the impacts only in March as apposed to the more typical January. The delay in demand is one of the reasons we had such a great first quarter and likely to contribute to some softness in April and May with recovery in June.

As we have previously explained, in early 2015, revenue was re-categorized as a result of acquisition, from Partner to Owned and Operated. We have also suggested in our last call that the Partner run rate in the 4th quarter of 2015 is a good base to evaluate the business going forward.

In the first Quarter of 2016, the Partner Segment delivered $5.3 million in revenue and while this was down from the $6.2 million from the prior quarter, at a 15% decline Quarter over Quarter, this is well within the normal seasonality range discussed earlier. The Owned and Operated Segment, at $13.4 million in revenue was up significantly from the $5.8 million reported a year earlier.

Our overall business strategy continues to center around publishing great content across our portfolio of websites where we can test and optimize advertising technologies in a live environment with the point-of-view that if our technologies monetize better than other ad tech solutions on our own sites, they are likely to do the same for 1000’s of other digital publishers.

We feel like we are reaching the critical mass necessary with our sites that is required to achieve this business strategy and we expect to shift some resources and focus towards the acceleration of SearchLinks, our first ad-tech platform to emerge from this business strategy.

We also renewed within the quarter, a significant contract with a major advertising partner. As has been the case in past renewals there was some give and take for both parties. This recent renewal extended our agreement for a 2-year term and will allow us to continue executing on our core business strategy.

Let me now share with you what we’ve been up to within each segment of the business starting first with the Owned and Operated segment.

A primary strategy for the Owned and Operated segment in 2016 is the diversification of advertiser revenue. Our publishing business is reaching a size and quality standard that now allows for the development of direct advertiser relationships.

Advertisers are actively looking for publishers who can deliver consumers who are interested in content categories that are aligned with their products or services. While this effort is evolving, we are already working with a number of direct advertising partners and have plans to continue to do so throughout 2016.

In a number of these projects, we have worked directly with the advertiser, often adapting content we already own to specifically address a precise audience or topic. So for example, an article we may have already published about the importance of securing your personal financial information within our ALOT finance site, might be adapted to focus on an advertiser who provides services to protect a consumer’s identity.

In this example, the advertiser is effectively sponsoring the content, exclusively. To be able to do this quickly and effectively at large scale requires some development and this initial set of direct advertiser relationships should be viewed as the catalyst for that work.

Another benefit of our Digital Publishing and Ad-Tech business model can also emerge from this expansion. Advertisers looking for consumers on our ALOT properties, can also become Advertisers within SearchLinks.

We also continued to make improvements to the marketing technologies we use to reach our target audiences. As we have mentioned in the past, one really shouldn’t expect in this new mobile digital age, to be able to attract a content audience without marketing support.

As the number of places where consumers spend time online has increased, so have the marketing channels fragmented where one must reach them. This is an opportunity for technology driven marketers like Inuvo.

The use of real time information, analytics and reporting, these are the critical tools of the modern day media buyer. The key here is the ability to act quickly on information as it relates to media buys across channels like Search, Social, Mobile Aps, eMail, Ad-Networks, Affiliates, Recommendation Engines and many more.

Social is a great example of channel fragmentation itself and it’s one from which we continue to experience an increases in visitation, quarter over quarter from Social networks like Pinterest and Instagram. Further, we also recently started to publish our content on Linkedin, yet another currently untapped Social channel for acquiring viewers for the ALOT sites.

We’ve made the development of video content an important part of our engagement strategy for 2016 and views on video already produced and published have risen significantly month over month.

Video offers a new way to monetize pages and provides an excellent compliment to our existing written and slideshow content. Much of the expansion within Pinterest discussed earlier is the result of in-house photography that supports social marketing campaigns.

Aside from the seasonality effects that occur in Q1, we continue to see improving engagement with our audience. Sites like Health and Living and others continue to experience increasing page views per individual session and return visitation has continued to increase over time.

We’ve made solid progress this Quarter within the Partner Segment, particularly with SearchLinks.

The Partner segment strategy continues to be opportunistic within the core business and aggressive with the development, sales, implementation and account management associated with SearchLinks. Despite this opportunistic approach with the core business, we signed up a number of great new clients, including mobile app clients within the past quarter. This core component of the Partner Segment remains very stable.

SearchLinks is our strategic focus within the segment and so I’d like to take a few minutes now and expand on our go-to-market strategy for this ad-tech platform. In particular, I’ll explain how our approach differentiates us from others in the space.

The market for Advertising Technology is vast and there are a myriad of companies vying to provide ad-delivery services to websites and apps. Many, are trying to build platforms that deliver a one-size fits all product and while these certainly have a place, particularly in the middle and lower parts of the market, we believe it is less effective as a go-to-market strategy for selling the largest publishers who themselves are actively looking for something different, something more integrated, something creative, something that matches the styling and vision for their site and user experience. The same things we look for with our ALOT sites.

Along with performance, alignment with the content, ease of implementation and reporting, this fundamental client need is an important component of the SearchLinks go-to-market strategy and value proposition. With SearchLinks, we are actively targeting this upper end of the digital publishing market and we are targeting it with a more ‘client intimate’ delivery and support model. The number of page-views where we could deploy a SearchLinks Ad-Unit is disproportionally skewed towards this high end of the market.

So, we’ve built our SearchLinks product with rapid customization in mind. We can develop and deploy SearchLinks ad-units that are tightly integrated into the publisher’s content and experience and our goal is to support these clients in an intimate manner well into the future.

During Q1 we closed and are now in the early implementation phases with several very large digital publishers. Many of these publishers are household names in categories like Health and Finance. We are extremely excited about the relationships we are building here and the potential these clients represent for scaling the SearchLinks product. We are talking about Digital Publishers who collectively experience many hundreds of millions of page-views monthly where each of those page-views represents an opportunity for SearchLinks.

I’d like to share a short case study here so you can appreciate the model and the time frames associated with that model. The client implementation being described is one of the worlds leading health information publishers.

We initially started testing SearchLinks with this client about 3 months ago. The client wanted ads that were tightly aligned with their content. The client wasn’t happy with a current provider whose ad technology didn’t align as well as the client desired and they were not getting the kind of support required to achieve their vision for their site.

They asked us if we could develop a custom version of the base SearchLinks Ad-Unit that would be better integrated with their user experience and styling. We did that and together we subsequently rolled the Ad-Unit out in a limited deployment on a small sampling of their pages that included content about various health conditions.

Together, we monitored the performance through reporting provided within the SearchLinks platform and we proceeded to make a number of incremental changes, meeting regularly by phone and in person to discuss progress and optimization in keeping with our client intimate approach.

As performance improved, so did the clients confidence in our ability to deliver and we started to expand. We are now working with this client on additional Ad-Units and also discussing plans to scale significantly across their sites.

Additionally, and as is frequently the case in the upper end of the digital publishing marketplace, these large websites often have ownership structures that include other websites with different brands and content. As has been the case in this example, the client is now also making introductions for us with their sister companies.

Now, we recognize that we’ve told you that we’ve closed some great new accounts, but we aren’t disclosing who they are. We trust that you will understand that our market is incredibly competitive. These competitors do in fact pay attention to these calls and our public announcements. At this stage in the evolution of our platform, we think it unwise to alert competitors to the details about accounts where they are being displaced and to potentially introduce new competitors into an account as a result of our own press releases that indicate a desire for change on behalf of our client.

These are exciting times for the SearchLinks product. As a company, Inuvo has never had, as clients, the kind of Publishers we’ve already attracted to the SearchLinks value proposition. The reward within the market we are going after is large but not without its risks.

We are purposefully moving slowly and optimizing performance judiciously within our early implementations because to do otherwise would be irresponsible and potentially put at risk the entire account. We believe our slow and steady approach will maximize the long term potential within these accounts and assure we have reference accounts for a sustainable expansion of our business.

We are hiring software engineers, mathematicians and sales and account management people in this part of the business. We believe the combination of best technological solution and client relationship will lead us to market share expansion.

As a company, we now have 71 full and part time employees with an efficiency ratio, as measured by the trailing twelve-month revenue divided by total employees of 1.1 million dollars per employee which is very strong when compared to the 377 hundred thousand dollars per employee median of our peer group.

I’d now like to turn the call over to Wally.

Wally Ruiz (CFO) Comments:

Thank you Rich; good afternoon everyone. Today we reported another consecutive quarter of strong revenue growth, profitability and cash flow.

Inuvo reported its highest ever first quarter revenue of $18.7 million; this compares to $13.4 million in the first quarter of last year; a 40% increase; $5.3 million came from the Partner Network and $13.4 million from the Owned and Operated Network.

The Partner Network delivers advertisements to our partners’ websites and applications; it reported $5.3 million in the first quarter of this year compared to $7.6 million in the same quarter last year.

As Rich mentioned, the sites we acquired from a partner earlier this year now has its revenue recorded in the Owned & Operated segment which had the effect of lowering the Partner segment revenue and increasing the revenue of the Owned & Operated segment. Starting with the next quarter, we will have had the acquired sites for a year and we will be comparing “apples to apples”. Between the growth of the core Partner business and the increasing acceptance of SearchLinks, we expect the Partner Network to grow this year.

The Owned & Operated Network is made up of a collection of websites and apps we own and where income is derived from advertisements. The Owned & Operated Network represented 72% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $13.4 million of revenue in the first quarter of 2016, an 130% increase over the same quarter last year. The growth in this business segment was aided by the new sites acquired as I had just mentioned. The average quarterly growth rate of the Owned & Operated Network from the second quarter of last year through the first quarter of this year was 90%. Going forward, the year over year growth rate will be lower than in the past four quarters since the comparison will be on a “apples to apples” basis. It’s important to understand that the vast majority of the growth from these new sites has been organic.

As a result of not having an advertiser adjustment for a year, we reduced the accrued sales allowance from $500,000 to $250,000. Its effect on revenue was to increase it by 1.4%.

As Rich mentioned, the first quarter remained strong in the first two months and weakened in the third month; as opposed to having weakness at the start of the quarter and subsequent strengthening throughout the quarter as was typical. The lower demand persists into April.

Gross profit in the first quarter of 2016 was $14.4 million compared to $7.4 million last year, a 96% improvement. Gross profit as a percent of revenue or gross margin was 77% in the first quarter of 2016 compared to 55% in the same quarter last year. The increase in the percentage is largely due to the mix between Partner and Owned & Operated revenue shifting more toward the higher margin Owned & Operated Network.

Partner Network gross profit in the first quarter of 2016 was approximately $1 million compared to $1.5 million last year. The lower gross profit in this year’s quarter is due primarily to lower revenue and to a lesser degree to lower average RPCs (revenue per click) this year compared to the same period last year associated with the seasonal weakness in demand noted earlier.

Gross Profit in the Owned & Operated segment in the first quarter of 2016 was $13.4 million compared to $5.8 million last year. The higher gross profit in this year’s quarter compared to last year is essentially due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation and Selling, general & administration expense was $14 million in the first quarter of 2016 compared to $7.1 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $11.1 million in the first quarter of 2016, a $6.1 million increase from the same quarter in the prior year. The higher marketing spend contributed to the increase in the first quarter Owned & Operated revenue.

Compensation expense increased by $526 thousand to $1.7 million in the first quarter of 2016 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher stock based compensation and to a lesser extent to a higher payroll associated with additional hiring. At March 31, 2016, we had 71 full- and part-time employees; a year earlier we had 52 full- and part-time employees. S,G&A or Selling, general & administration expense was $1.3 million in the first quarter of 2016 compared to $1 million in the same quarter in the prior year. The higher S,G&A expense this year was due primarily to $170 thousand higher depreciation and amortization expense and to $80 thousand higher facilities costs.

As in the recent past, we will continue to focus on growth; expanding our web properties and supporting and marketing our Native Advertising product, SearchLinks. We therefore expect marketing costs to increase in coming quarters commensurate with the growth in the Owned & Operated Network revenue.
We expect compensation expense to increase modestly to support the roll out of SearchLinks. We expect S, G & A expense to remain relatively flat.

Net interest expense was $24 thousand in the first quarter of 2016, $28,000 less than last year’s first quarter expense. This year’s lower expense is due to lower revolving loan balances.

The net income from discontinued operations was $2 thousand in the first quarter of 2016 compared to $20 thousand in the same quarter last year. We expect to complete the closing of the discontinued operations during the second quarter of 2016.

The Company reported a net income in the first quarter of 2016 of $374 thousand, or $0.02 per diluted share, compared to $626 thousand, or $0.03 per diluted share in the prior year quarter. Last year’s net income included a tax benefit of $406 thousand that accrued from a favorable settlement of a state tax dispute.

On a regular basis we track companies in the ad tech and digital publishing space. The companies we track are both large and small, profitable and unprofitable. A common practice among them is the presentation of non-GAAP metrics, in particular adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Starting with this quarter, in addition to adjusted EBITDA, we will present a non-GAAP net income and a non-GAAP EPS to help the investment community to evaluate our performance against our peer group. The non-GAAP net income and EPS will take into account two non-cash items; stock based compensation and the large tax benefit recognized last year. Non-GAAP net income this year is $710 thousand or $0.03 per diluted share compared to $248 thousand or $0.01 per diluted share last year.

EBITDA, adjusted for stock based compensation expense was approximately $1.3 million in the quarter that ended March 31, 2016; compared to an adjusted EBITDA of $674 thousand in the same quarter of the prior year, a 93% increase.

We continue to generate a good cash flow. At March 31, 2016, we had cash and cash equivalents of $4.4 million and no bank debt. Our balance sheet continues to strengthen. The current ratio improved to .93 at March 31, 2016 from .88 at December 31, 2015 and we expect it to exceed 1.0 this year.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

In summary, we had an exceptional first quarter of 2016, where we delivered record revenue growth while also maintaining our goal of profitability.

At March 31, 2016 mobile revenues were unchanged over the fourth quarter of 2015 at about 42% of total, our debt was zero, the cash balance was $4.4 million dollars and cash flow from operations remained strong.

We experienced our traditional softness in the first Quarter, however it occurred later this year than has been typical, which benefited first quarter performance but is likely to result in a weaker second quarter. We expect the 1st half of 2016 growth rate to be in the 15-20% range year-over-year. We expect good third and fourth quarters as has occurred historically.

We renewed an important business agreement and we signed numerous brand name digital publishers for SearchLinks that are in various stages of implementation in accordance with our client intimate business model for this platform.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.